UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13D

Under the Securities Exchange Act of 1934

(Amendment No. )

Hamilton Beach Brands Holding Company

(Name of Issuer)

Class B Common Stock, par value $0.01 per share

(Title of Class of Securities)

40701LT 203

(CUSIP Number)

Alfred M. Rankin, Jr.

5875 Landerbrook Drive, Suite 300

Cleveland, Ohio 44124-4017

(440) 449-9600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 12, 2024

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 40701LT 203	Schedule 13D	Page 2 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rankin Associates HBB, L.P. 99-1632062
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 40701LT 203	Schedule 13D	Page 3 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rankin Management, Inc. 34-1845744
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,753,267
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 15,800
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 40701LT 203	Schedule 13D	Page 4 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alfred M. Rankin, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,160
	8	SHARED VOTING POWER 2,753,267
	9	SOLE DISPOSITIVE POWER 14,160
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,767,427
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.60%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 5 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Helen R. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,800
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,756,067

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,756,067
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.28%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 6 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) John C. Butler, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,800
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,800
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,756,067
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.28%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 7 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Clara T. Rankin Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 8 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) David B. Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 9 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 135,778
	8	SHARED VOTING POWER 2,753,267
	9	SOLE DISPOSITIVE POWER 135,778
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,889,045
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 79.96%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 10 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Corbin K. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 135,778
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,889,045

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,889,045
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 79.96%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 11 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Matthew M. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 12 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Elizabeth B. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 13 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) James T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 14 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lynne T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 15 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas P. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 16 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Claiborne R. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 112,893
	8	SHARED VOTING POWER 2,753,267
	9	SOLE DISPOSITIVE POWER 112,893
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,866,160
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 79.33%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 17 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chloe O. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 112,893
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,866,160

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,866,160
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 79.33%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 18 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chloe R. Seelbach
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 19 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Scott W. Seelbach
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 20 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Claiborne R. Rankin, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 21 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Julia L. Rankin Kuipers
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,753,267
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.21%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 22 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Roger F. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 183,399
	8	SHARED VOTING POWER 2,753,267
	9	SOLE DISPOSITIVE POWER 183,399
	10	SHARED DISPOSITIVE POWER 2,753,267

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,936,666
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 81.28%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 23 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alison A. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 183,399
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,936,666

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,936,666
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 81.28%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 40701LT 203	Schedule 13D	Page 24 of 72 Pages

1

 NAME OF REPORTING PERSONS

 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

 Alison A. Rankin, as trustee fbo A. Farnham Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 25 of 72 Pages

1

 NAME OF REPORTING PERSONS

 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

 Alison A. Rankin, as trustee fbo Elisabeth M. Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 26 of 72 Pages

1

 NAME OF REPORTING PERSONS

 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

 Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of A. Farnham Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 27 of 72 Pages

1

 NAME OF REPORTING PERSONS

 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

 Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of Elisabeth M. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 28 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2012 Alison A. Rankin Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 29 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2012 Chloe O. Rankin Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 30 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2012 Corbin K. Rankin Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 31 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2012 Helen R. Butler Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 32 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2012 Clara R. Williams Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 33 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Helen R. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 34 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Clara R. Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 35 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Matthew M. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 36 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for James T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 37 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Thomas P. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 38 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Chloe R. Seelbach
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 39 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Claiborne R. Rankin, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 40 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Julia R. Kuipers
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 41 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Anne F. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 42 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2012 GST Trust for Elisabeth M. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 43 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Helen R. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 44 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Clara R. Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 45 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Matthew M. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 46 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for James T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 47 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Thomas P. K. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 48 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Chloe R. Seelbach
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 49 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Claiborne R. Rankin, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 50 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Julia R. Kuipers
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 51 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Anne F. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 52 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BTR 2020 GST Trust for Elisabeth M. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 53 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HRB 2020 GST Trust for Clara R. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 54 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HRB 2020 GST Trust for Griffin B. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 55 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JCB 2020 GST Trust for Clara R. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 56 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JCB 2020 GST Trust for Griffin B. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 57 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CRW 2020 GST Trust for Margo J. V. Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 58 of 72 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CRW 2020 GST Trust for Helen C. Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 40701LT 203	Schedule 13D	Page 59 of 72 Pages

Part II to Schedule D

Item 1.	Security and the Company.

The title and class of equity securities to which this Schedule 13D relates is Class B common stock, par value $0.01 per share (“Class B Common”), of Hamilton Beach Brands Holding Company (the “Company”). The address of the principal executive offices of the Company is Hamilton Beach Holding Brands Company, 4421 Waterfront Dr., Glen Allen, Virginia 23060.

Item 2.	Identity and Background.

(a)—(c) This Schedule 13D is filed on behalf Rankin Associates HBB, L.P., a Delaware limited partnership (“Rankin HBB”), the individuals whose trusts are the stockholders of Rankin Management, Inc. (“RMI”), the general partner of Rankin HBB (the “General Partner”), and the individuals and entities holding limited partnership interests in Rankin HBB (such individuals and entities, together with the General Partner, the “Partners”) (such stockholders, individuals, entities and Rankin HBB, collectively, the “Reporting Persons”) who, pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (the “Act”), may be deemed as a group to have acquired beneficial ownership of the Class B Common of the Company as a result of (i) such individuals and trusts becoming signatories to the Limited Partnership Agreement of Rankin Associates HBB, L.P., dated as of February 27, 2024, among the stockholders party thereto (the “Rankin HBB Partnership Agreement”), filed as Exhibit 1 hereto and incorporated herein by reference and (ii) the contribution of an aggregate of 2,753,267 shares of Class B Common from the Partners to Rankin HBB on March 12, 2024.

Although the Reporting Persons are making this joint filing, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists within the meaning of the Act.

The names, and, for purposes of this filing, the business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, as well as the state of organization, principal business, address of the principal business and the address of the principal office, as applicable, for the Reporting Persons are as follows:

Rankin Associates HBB, L.P. Rankin Associates HBB is a Delaware limited partnership. Its principal business is to hold, under common management, Class B Common, beneficially owned by certain of the Reporting Persons. RMI is the general partner of Rankin HBB. The address of its principal business and its principal office is 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017.

Rankin Management, Inc. RMI, a Delaware corporation, was formerly Rankin Management, Inc., a Georgia corporation. In December 1998, Rankin Management, Inc., a Georgia corporation, was merged with and into RMI. RMI was the surviving entity. It is the general partner of Rankin HBB. The principal business of RMI is to act as a general partner of Rankin HBB. The address of its principal business and its principal office is Suite 300, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017. The executive officers and directors of RMI consist of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI, and all of whom are Reporting Persons.

Alfred M. Rankin, Jr. Mr. Rankin’s resident address is 7421 Markell Road, Waite Hill, Ohio 44094. He is (a) Non-Executive Chairman of the Company at 4421 Waterfront Dr., Glen Allen, Virginia 23060, (b) Executive Chairman of Hyster-Yale Materials Handling, Inc. at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124 and (c) Non- Executive Chairman of NACCO Industries, Inc. at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124.

Helen R. Butler. Ms. Butler’s resident address is 7575 Old Mill Road, P.O. Box 477, Gates Mills, Ohio 44040. She is a Sales Associate at Wool and Willow.

John C. Butler, Jr. Mr. Butler’s resident address is 7575 Old Mill Road, P.O. Box 477, Gates Mills, Ohio 44040. He is President and Chief Executive Officer at NACCO Industries, Inc. and the North American Coal Corporation.

CUSIP No. 40701LT 203	Schedule 13D	Page 60 of 72 Pages

Clara T. Rankin Williams. Ms. Williams’ resident address is 1654 N. Dayton Street Street, Chicago, Illinois 60614. She is a jewelry designer.

David B. Williams. Mr. Williams’ resident address is 1654 N. Dayton Street, Chicago, Illinois 60614. He is an attorney with Williams, Bax & Saltzman, P.C.

Thomas T. Rankin. Mr. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. He is retired.

Corbin K. Rankin. Ms. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. She is not employed.

Matthew M. Rankin. Mr. Rankin’s address is 2011 St. Andrews Road, Greensboro, North Carolina 27408. He is employed at Carlisle Residential Properties.

Elizabeth B. Rankin. Ms. Rankin’s address is 2011 St. Andrews Road, Greensboro, North Carolina 27408. She is not employed.

James T. Rankin. Mr. Rankin’s address is 2291 Woodward Way NW, Atlanta, Georgia 30305. He is a Senior Vice President at NAI Brannen GoddaRoad.

Lynne T. Rankin. Ms. Rankin’s address is 2291 Woodward Way NW, Atlanta, Georgia 30305. She is employed with Turman Interiors.

Thomas Parker Rankin. Mr. Rankin’s address is 225 West 12th Street., Apt. 4J, New York, NY 10011. He is a director at Altamar Capital Partners.

Claiborne R. Rankin. Mr. Rankin’s resident address is 36779 Cedar Road, Gates Mills, Ohio 44040-9721. He is a private investor.

Chloe O. Rankin. Ms. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. She is not employed.

Chloe R. Seelbach. Ms. Seelbach’s resident address is 18910 S. Woodland Road, Shaker Heights, Ohio 44122. She is not employed.

Scott W. Seelbach. Mr. Seelbach’s resident address is 18910 S. Woodland Road, Shaker Heights, Ohio 44122. He is a private equity principal.

Claiborne R. Rankin, Jr. Mr. Rankin’s address is 103 Marion Avenue, Lake Forest, Illinois 60045. He is employed in IP Licensing at MG Technologies LLC.

Julia Rankin Kuipers. Ms. Kuipers’ address is 150 Miles Road, Chagrin Falls, Ohio 44022. She is not employed.

Roger F. Rankin. Mr. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. He is a private investor.

Alison A. Rankin. Ms. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. She is an interior designer.

Alison A. Rankin, as trustee fbo A. Farnham Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor. Alison A. Rankin is the trustee of the trust. Ms. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. She is an interior designer.

Alison A. Rankin, as trustee fbo Elisabeth M. Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor. Alison A. Rankin is the trustee of the trust. Ms. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. She is an interior designer.

CUSIP No. 40701LT 203	Schedule 13D	Page 61 of 72 Pages

Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of A. Farnham Rankin. Alison A. Rankin is the trustee of the trust. Ms. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. She is an interior designer.

Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of Elisabeth M. Rankin. Alison A. Rankin is the trustee of the trust. Ms. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. She is an interior designer.

2012 Alison A. Rankin Trust. Alison A. Rankin is the trustee of the trust. Ms. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. She is an interior designer.

2012 Corbin K. Rankin Trust. Corbin K. Rankin is the trustee of the trust. Ms. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. She is not employed.

2012 Chloe O. Rankin Trust. Chloe O. Rankin is the trustee of the trust. Ms. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. She is not employed.

2012 Helen R. Butler Trust. Helen R. Butler is the trustee of the trust. Ms. Butler’s resident address is 7575 Old Mill Road, P.O. Box 477, Gates Mills, Ohio 44040. She is a Sales Associate at Wool and Willow.

2012 Clara R. Williams Trust. Clara R. Williams is the trustee of the trust. Ms. Williams’ resident address is 1654 N. Dayton Street Street, Chicago, Illinois 60614. She is a jewelry designer.

BTR 2012 GST Trust for Helen R. Butler. Alfred M. Rankin, Jr. is the trustee of the trust. Mr. Rankin’s resident address is 7421 Markell Road, Waite Hill, Ohio 44094. He is (a) Non-Executive Chairman of the Company at 4421 Waterfront Dr., Glen Allen, Virginia 23060, (b) Executive Chairman of Hyster-Yale Materials Handling, Inc. at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124 and (c) Non- Executive Chairman of NACCO Industries, Inc. at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124.

BTR 2012 GST Trust for Clara R. Williams. Alfred M. Rankin, Jr. is the trustee of the trust. Mr. Rankin’s resident address is 7421 Markell Road, Waite Hill, Ohio 44094. He is (a) Non-Executive Chairman of the Company at 4421 Waterfront Dr., Glen Allen, Virginia 23060, (b) Executive Chairman of Hyster-Yale Materials Handling, Inc. at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124 and (c) Non- Executive Chairman of NACCO Industries, Inc. at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124.

BTR 2012 GST Trust for Matthew M. Rankin. Thomas T. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. He is retired.

BTR 2012 GST Trust for James T. Rankin. Thomas T. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. He is retired.

BTR 2012 GST Trust for Thomas P. Rankin. Thomas T. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. He is retired.

BTR 2012 GST Trust for Chloe R. Seelbach. Claiborne R. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 36779 Cedar Road, Gates Mills, Ohio 44040-9721. He is a private investor.

BTR 2012 GST Trust for Claiborne R. Rankin, Jr. Claiborne R. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 36779 Cedar Road, Gates Mills, Ohio 44040-9721. He is a private investor.

BTR 2012 GST Trust for Julia R. Kuipers. Claiborne R. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 36779 Cedar Road, Gates Mills, Ohio 44040-9721. He is a private investor.

BTR 2012 GST Trust for Anne F. Rankin. Roger F. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. He is a private investor.

BTR 2012 GST Trust for Elisabeth M. Rankin. Roger F. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. He is a private investor.

CUSIP No. 40701LT 203	Schedule 13D	Page 62 of 72 Pages

BTR 2020 GST Trust for Helen R. Butler. Helen R. Butler is the trustee of the trust. Ms. Butler’s resident address is 7575 Old Mill Road, P.O. Box 477, Gates Mills, OH 44040. She is a Sales Associate at Wool and Willow.

BTR 2020 GST Trust for Clara R. Williams. Clara R. Williams is the trustee of the trust. Ms. Williams’ resident address is 1654 N. Dayton Street Street, Chicago, Illinois 60614. She is a jewelry designer.

BTR 2020 GST Trust for Matthew M. Rankin. Thomas T. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. He is retired.

BTR 2020 GST Trust for James T. Rankin. Thomas T. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. He is retired.

BTR 2020 GST Trust for Thomas P. K. Rankin. Thomas T. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 214 Banbury Road, Richmond, Virginia 23221. He is retired.

BTR 2020 GST Trust for Chloe R. Seelbach. Claiborne R. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 36779 Cedar Road, Gates Mills, Ohio 44040-9721. He is a private investor.

BTR 2020 GST Trust for Claiborne R. Rankin, Jr. Claiborne R. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 36779 Cedar Road, Gates Mills, Ohio 44040-9721. He is a private investor.

BTR 2020 GST Trust for Julia R. Kuipers. Claiborne R. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 36779 Cedar Road, Gates Mills, Ohio 44040-9721. He is a private investor.

BTR 2020 GST Trust for Anne F. Rankin. Roger F. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. He is a private investor.

BTR 2020 GST Trust for Elisabeth M. Rankin. Roger F. Rankin is the trustee of the trust. Mr. Rankin’s resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. He is a private investor.

HRB 2020 GST Trust for Clara R. Butler. Clara R. Williams is the trustee of the trust. Ms. Williams’ resident address is 1654 N. Dayton Street, Chicago, Illinois 60614. She is a jewelry designer.

HRB 2020 GST Trust for Griffin B. Butler. Clara R. Williams is the trustee of the trust. Ms. Williams’ resident address is 1654 N. Dayton Street, Chicago, Illinois 60614. She is a jewelry designer.

JCB 2020 GST Trust for Clara R. Butler. Helen R. Butler is the trustee of the trust. Ms. Butler’s resident address is 7575 Old Mill Road, P.O. Box 477, Gates Mills, OH. She is a Sales Associate at Wool and Willow.

JCB 2020 GST Trust for Griffin B. Butler. Helen R. Butler is the trustee of the trust. Ms. Butler’s resident address is 7575 Old Mill Road, P.O. Box 477, Gates Mills, OH. She is a Sales Associate at Wool and Willow.

CRW 2020 GST Trust for Margo J.V. Williams. David B. Williams is the trustee of the trust. Mr. Williams’ resident address is 1654 N. Dayton Street, Chicago, Illinois 60614. He is an attorney with Williams, Bax & Saltzman, P.C.

CRW 2020 GST Trust for Helen C. Williams. David B. Williams is the trustee of the trust. Mr. Williams’ resident address is 1654 N. Dayton Street, Chicago, Illinois 60614. He is an attorney with Williams, Bax & Saltzman, P.C.

Item 3.	Source and Amount of Funds or Other Consideration.

The Reporting Persons originally acquired shares of Class B Common on September 29, 2017 when NACCO Industries, Inc. (“NACCO”) completed the spin-off of the Company to NACCO’s stockholders (the “Spin-off”). Immediately following the Spin-off, the Company became an independent public company.

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To effect the Spin-off, NACCO made a distribution of all of the outstanding shares of the Company’s common stock held by NACCO to NACCO common stockholders as of the record date, which was the close of business on September 26, 2017. For each share of Class A common stock of NACCO, par value $1.00 per share (the “NACCO Class A Common”), held on September 26, 2017, NACCO distributed one share of Class A Common and one share of Class B Common. Similarly, for each share of Class B common stock of NACCO, par value $1.00 per share (the “NACCO Class B Common”), held on September 26, 2017, NACCO distributed one share of Class A Common and one share of Class B Common.

NACCO stockholders were not required to pay for shares of Class A Common or Class B Common received in the Spin-off, or to surrender or exchange shares of NACCO Class A Common or NACCO Class B Common or take any other action to receive the Class A Common or Class B Common.

Subsequent to the Spin-Off, the Reporting Persons have acquired shares of Class B Common in swaps under the Stockholders’ Agreement (as defined below), as well as through market purchases. In addition, the Partners contributed of an aggregate of 2,753,267 shares of Class B Common to Rankin HBB on March 12, 2024.

Item 4.	Purpose of Transaction.

The purpose of the formation of Rankin HBB and the Reporting Persons entering into and delivering the Rankin HBB Partnership Agreement, and the acquisition by Rankin HBB of the Class B Common, was to (a) provide the Reporting Persons with a mechanism for consolidating the management of their holdings of Class B Common in a manner that would allow coordinated family management of such Class B Common and (b) to facilitate the estate planning objectives of the Reporting Partners.

Item 5.	Interest in Securities of the Company.

(a)—(b) Although each Reporting Person disclaims beneficial ownership of any shares of Class B Common beneficially owned by each other Reporting Person, pursuant to the Act and regulations thereunder the Reporting Persons may be deemed as a group to have acquired beneficial ownership of 2,753,267 shares of Class B Common, the aggregate number of shares of Class B Common which are subject to the terms of the Rankin HBB Partnership Agreement, representing 76.21% of the outstanding Class B Common as of March 12, 2024.

Rankin Associates HBB, L.P. Rankin HBB is made up of the individuals and entities holding limited partnership interests in Rankin HBB and RMI, the general partner of Rankin HBB. Rankin HBB may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 2,753,267 shares of Class B Common held by Rankin HBB. Although Rankin HBB holds the 2,753,267 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin HBB. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Collectively, the 2,753,267 shares of Class B Common beneficially owned Rankin HBB constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Rankin Management, Inc. RMI has the sole power to vote 2,753,267 shares of Class B Common held by Rankin HBB, has the sole power to dispose of 15,800 shares of Class B Common held by Rankin HBB and shares the power to dispose of 2,737,467 shares of Class B Common held by Rankin HBB. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Collectively, the 2,753,267 shares of Class B Common beneficially owned by RMI constitute approximately 76.20% of the Class B Common outstanding as of March 12, 2024.

Alfred M. Rankin, Jr. Mr. Rankin has the sole power to vote and dispose of 14,160 shares of Class B Common. Mr. Rankin as trustee and beneficiary of certain trusts, shares the power to vote the 2,753,267 shares of Class B Common held by Rankin HBB with the other stockholders of RMI, as general partner of Rankin HBB, and shares the power to dispose of the 2,753,267 shares of Class B Common held by Rankin HBB with the other individuals and entities holding limited partnership interests in Rankin HBB. Collectively, the 2,767,427 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 76.60% of the Class B Common outstanding as of March 12, 2024.

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Helen R. Butler. Ms. Butler shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Ms. Butler is deemed to share with her spouse (John C. Butler, Jr.) the power to vote and dispose of 2,800 shares of Class B Common held by her spouse. Collectively, the 2,756,067 shares of Class B Common beneficially owned by Ms. Butler constitute approximately 76.28% of the Class B Common outstanding as of March 12, 2024.

John C. Butler, Jr. Mr. Butler has the sole power to vote and dispose of 2,800 shares of Class B Common. Mr. Butler shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,756,067 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 76.28% of the Class B Common outstanding as of March 12, 2024.

Clara T. Rankin Williams. Ms. Williams shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Ms. Williams constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

David B. Williams. Mr. Williams shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Mr. Williams constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Thomas T. Rankin. Mr. Rankin has the sole power to vote and dispose of 135,778 shares of Class B Common. Mr. Rankin as trustee and beneficiary of certain trusts, shares the power to vote the 2,753,267 shares of Class B Common held by Rankin HBB with the other stockholders of RMI, as general partner of Rankin HBB and shares the power to dispose of the 2,753,267 shares of Class B Common held by Rankin HBB with the other partners. Collectively, the 2,889,045 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 79.96% of the Class B Common outstanding as of March 12, 2024.

Corbin K. Rankin. Ms. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Ms. Rankin is deemed to share with her spouse (Thomas T. Rankin) the power to vote and dispose of 135,778 shares of Class B Common owned by her spouse. Collectively, the 2,889,045 shares of Class B Common beneficially owned by Ms. Rankin constitute approximately 79.96% of the Class B Common outstanding as of March 12, 2024.

Matthew M. Rankin. Mr. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Elizabeth B. Rankin. Ms. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Ms. Rankin constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

James T. Rankin. Mr. Rankin is deemed the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Lynne T. Rankin. Ms. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Ms. Rankin constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Thomas Parker Rankin. Mr. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

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Claiborne R. Rankin. Mr. Rankin has the sole power to vote and dispose of 112,893 shares of Class B Common. Mr. Rankin as trustee and beneficiary of certain trusts, shares the power to vote the 2,753,267 shares of Class B Common held by Rankin HBB with the other stockholders of RMI, as general partner of Rankin HBB, and shares the power to dispose of the 2,753,267 shares of Class B Common held by Rankin HBB with the other partners. Collectively, the 2,866,160 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 79.33% of the Class B Common outstanding as of March 12, 2024.

Chloe O. Rankin. Ms. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Ms. Rankin is deemed to share with her spouse (Claiborne R. Rankin) the power to vote and dispose of 112,893 shares of Class B Common owned by her spouse. Collectively, the 2,866,160 shares of Class B Common beneficially owned by Ms. Rankin constitute approximately 79.33% of the Class B Common outstanding as of March 12, 2024.

Chloe R. Seelbach. Ms. Seelbach shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Ms. Seelbach constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Scott W. Seelbach. Mr. Seelbach shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Mr. Seelbach constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Claiborne R. Rankin, Jr. Mr. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Julia L. Rankin Kuipers. Ms. Kuipers shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Collectively, the 2,753,267 shares of Class B Common beneficially owned by Ms. Kuipers constitute approximately 76.21% of the Class B Common outstanding as of March 12, 2024.

Roger F. Rankin. Mr. Rankin has the sole power to vote and dispose of 183,399 shares of Class B Common. Mr. Rankin as trustee and beneficiary of certain trusts, shares the power to vote the 2,753,267 shares of Class B Common held by Rankin HBB with the other stockholders of RMI, as general partner of Rankin HBB, and shares the power to dispose of the 2,753,267 shares of Class B Common held by Rankin HBB with the other partners. Collectively, the 2,936,666 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 81.21% of the Class B Common outstanding as of March 12, 2024.

Alison A. Rankin. Ms. Rankin shares the power to dispose of 2,753,267 shares of Class B Common held by Rankin HBB with the general partner and other limited partners of Rankin HBB. Ms. Rankin is deemed to share with her spouse (Roger F. Rankin) the power to vote and dispose of 183,399 shares of Class B Common owned by her spouse. Collectively, the 2,936,666 shares of Class B Common beneficially owned by Ms. Rankin constitute approximately 81.21% of the Class B Common outstanding as of March 12, 2024.

Alison A. Rankin, as trustee fbo A. Farnham Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor. The trust has no power to vote or dispose of any shares of Class B Common. Alison A. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

Alison A. Rankin, as trustee fbo Elisabeth M. Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor. The trust has no power to vote or dispose of any shares of Class B Common. Alison A. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

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Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of A. Farnham Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Alison A. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of Elisabeth M. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Alison A. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

2012 Alison A. Rankin Trust. The trust has no power to vote or dispose of any shares of Class B Common. Alison A. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

2012 Corbin K. Rankin Trust. The trust has no power to vote or dispose of any shares of Class B Common. Corbin K. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

2012 Chloe O. Rankin Trust. The trust has no power to vote or dispose of any shares of Class B Common. Chloe O. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

2012 Helen R. Butler Trust. The trust has no power to vote or dispose of any shares of Class B Common. Helen R. Butler, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

2012 Clara R. Williams Trust. The trust has no power to vote or dispose of any shares of Class B Common. Clara R. Williams, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Helen R. Butler. The trust has no power to vote or dispose of any shares of Class B Common. Alfred M. Rankin, Jr., as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Clara R. Williams. The trust has no power to vote or dispose of any shares of Class B Common. Alfred M. Rankin, Jr., as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Matthew M. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Thomas T. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for James T. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Thomas T. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Thomas P. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Thomas T. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Chloe R. Seelbach. The trust has no power to vote or dispose of any shares of Class B Common. Claiborne R. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Claiborne R. Rankin, Jr. The trust has no power to vote or dispose of any shares of Class B Common. Claiborne R. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Julia R. Kuipers. The trust has no power to vote or dispose of any shares of Class B Common. Claiborne R. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

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BTR 2012 GST Trust for Anne F. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Roger F. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2012 GST Trust for Elisabeth M. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Roger F. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Helen R. Butler. The trust has no power to vote or dispose of any shares of Class B Common. Helen R. Butler, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Clara R. Williams. The trust has no power to vote or dispose of any shares of Class B Common. Clara R. Williams, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Matthew M. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Thomas T. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for James T. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Thomas T. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Thomas P. K. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Thomas T. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Chloe R. Seelbach. The trust has no power to vote or dispose of any shares of Class B Common. Claiborne R. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Claiborne R. Rankin, Jr. The trust has no power to vote or dispose of any shares of Class B Common. Claiborne R. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Julia R. Kuipers. The trust has no power to vote or dispose of any shares of Class B Common. Claiborne R. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Anne F. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Roger F. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

BTR 2020 GST Trust for Elisabeth M. Rankin. The trust has no power to vote or dispose of any shares of Class B Common. Roger F. Rankin, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

HRB 2020 GST Trust for Clara R. Butler. The trust has no power to vote or dispose of any shares of Class B Common. Clara R. Williams, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

HRB 2020 GST Trust for Griffin B. Butler. The trust has no power to vote or dispose of any shares of Class B Common. Clara R. Williams, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

JCB 2020 GST Trust for Clara R. Butler. The trust has no power to vote or dispose of any shares of Class B Common. Helen R. Butler, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

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JCB 2020 GST Trust for Griffin B. Butler. The trust has no power to vote or dispose of any shares of Class B Common. Helen R. Butler, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

CRW 2020 GST Trust for Margo J.V. Williams. The trust has no power to vote or dispose of any shares of Class B Common. David B. Williams, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

CRW 2020 GST Trust for Helen C. Williams. The trust has no power to vote or dispose of any shares of Class B Common. David B. Williams, as trustee, has the sole power to vote and dispose of the shares of Class B Common held by the trust.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Company.

Rankin Associates HBB, L.P.

Under the terms of the Rankin HBB Partnership Agreement, filed as Exhibit 1 hereto and incorporated herein by reference, RMI, as the general partner of Rankin HBB, has the sole power to vote the Class B Common held by Rankin HBB. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. RMI shares the power to dispose of the Class B Common held by Rankin HBB with the other trusts holding limited partnership interests in Rankin HBB.

The Rankin HBB Partnership Agreement restricts the transfer of all partnership interests, including the general partnership interests, in Rankin HBB (“Rankin HBB Partnership Interests”) by the partners and provides the partners and Rankin HBB with a right of first refusal to acquire Rankin HBB Partnership Interests that a partner desires to sell and a repurchase obligation to compel the sale of Rankin HBB Partnership Interests by the partners under certain circumstances. This description of the transfer restrictions, rights of first refusal and repurchase obligations is qualified by reference to the Rankin HBB Partnership Agreement.

Stockholders’ Agreement

The Stockholders’ Agreement, dated as of September 29, 2017, among the signatories thereto and the Company (the “Stockholders’ Agreement”), filed as Exhibit 2 hereto and incorporated herein by reference, requires a signatory to offer the shares of Class B Common beneficially owned by such signatory to all of the other signatories upon the occurrence of either of the following: (a) the proposed conversion of shares of Class B Common by such signatory into shares of Class A Common and (b) the proposed sale, transfer or other disposition of Class B Common by such signatory to any permitted transferee (under the terms of the Class B Common) who is not a signatory to the Stockholders’ Agreement. In either of these cases, the signatory proposing to enter into one of these transactions must notify all of the other signatories and then must allow each such other signatory the opportunity to purchase such signatory’s pro rata portion of the shares of Class B Common that are subject to the proposed transaction in accordance with the procedures described below. The Stockholders’ Agreement, however, does not restrict transfers of Class B Common among the signatories or any other permitted transferee who becomes a signatory to the Stockholders’ Agreement.

A signatory proposing to engage in a transaction triggering a right of first refusal must first give written notice of the proposed transaction by registered mail to the Company, which acts as depository under the Stockholders’ Agreement. The depository, in turn, is required to send such notice promptly to all of the other signatories. Following receipt of such notice, each other signatory will have seven business days to elect whether or not to purchase his, her or its pro rata portion of the shares of the Class B Common which have triggered a right of first refusal. A signatory’s pro rata portion will be determined by dividing the number of shares of Class B Common which such person owns by the number of shares of Class B Common which are owned by all of the other signatories who similarly may elect to purchase the shares of Class B Common which have triggered the right of first refusal. A notice electing to purchase a pro rata portion of the shares of Class B Common must be sent to the depository by the end of the seven business day period. If the signatories electing to purchase do not elect to purchase all of the shares of Class B Common, then such signatories have an additional five business days to agree

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among themselves how to allocate the shares not purchased. If they cannot reach any agreement, the allocation shall be pro rata. If there are still shares of Class B Common which are not purchased following such allocation, then the Company shall have an additional three business days to decide whether or not to purchase the remaining shares. The Company, however, is under no obligation to purchase any such shares.

Following the completion of such procedures, the signatory who has triggered the right of first refusal is free, for a period of 30 business days, to convert the shares of Class B Common, if any, which remain, into shares of Class A Common. If the signatory had originally proposed to transfer the shares, such signatory would be free to transfer shares of Class A Common in accordance with the originally proposed transaction.

Signatories who elect to exercise the right of first refusal and purchase shares of Class B Common may pay for such shares in cash, an equivalent number of shares of Class A Common, or in a combination of cash and shares of Class A Common. The purchase price to be paid is the higher of what is specified in the notice sent by the signatory who has triggered the right of first refusal and the average of the last sales price of Class A Common on the New York Stock Exchange for the five days prior to the date of such notice.

The Stockholders’ Agreement only restricts the conversion, or the sales or other disposition outside of the Stockholders’ Agreement, of shares of Class B Common held by each signatory. The Stockholders’ Agreement does not restrict in any respect how a signatory may vote the shares of Class B Common that are subject to the terms of the Stockholders’ Agreement. This description of the transfer restrictions, rights of first refusal and repurchase obligations is qualified by reference to the Shareholders’ Agreement.

Subsequent to September 29, 2017, the Stockholders’ Agreement was amended to include additional signatories. These amendments are filed as Exhibits 3 through 6 hereto and incorporated herein by reference.

Item 7.	Material to be Filed as Exhibits.

Exhibit 1	Limited Partnership Agreement of Rankin Associates HBB, L.P., dated as of February 27, 2024.

Exhibit 2	Stockholders’ Agreement, dated as of September 29, 2017, by and among the Company and the Participating Stockholders (incorporated by reference to Exhibit 10.4 the Company’s Current Report on Form 8-K, filed on October 4, 2017 (Commission File No. 001-38214)).

Exhibit 3	Amendment to Stockholders’ Agreement, dated as of February 24, 2020, by and between the Depository, the Company, the new Participating Stockholders and the Participating Stockholders (incorporated by reference to Exhibit 10.38 to the Company’s Form 10-K/A, filed on July 24, 2020 (Commission File No. 001-38214)).

Exhibit 4	Amendment to Stockholders’ Agreement, dated as of December 21, 2020, by and between the Depository, the Company, the new Participating Stockholders and the Participating Stockholders (incorporated by reference to Exhibit 19 to the Participating Stockholders’ Schedule 13D/A, filed by the Participating Stockholders on February 12, 2021 (Commission File No. 005-90132)).

Exhibit 5	Amendment to Stockholders’ Agreement, dated as of February 11, 2022, by and between the Depository, the Company, the new Participating Stockholders and the Participating Stockholders (incorporated by reference to Exhibit 21 to the Participating Stockholders’ Schedule 13D/A, filed by the Participating Stockholders on February 11, 2022 (Commission File No. 005-90132)).

Exhibit 6	Amendment to Stockholders’ Agreement, dated as of March 11, 2024, by and between the Depository, the Company, the new Participating Stockholder and the Participating Stockholders.

Exhibit 7	Joint Filing Agreement

Exhibit 8	Power of Attorney (included in Exhibit 1).

[Signatures begin on the next page.]

[The remainder of this page was intentionally left blank.]

CUSIP No. 40701LT 203	Schedule 13D	Page 70 of 72 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: March 13, 2024

RANKIN ASSOCIATES HBB, L.P.

By:	Rankin Management, Inc., its Managing Partner

By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr.
President

RANKIN MANAGEMENT, INC.

By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr.
President

REPORTING PERSONS

/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr., on behalf of himself, and as:

Attorney-in-Fact for Helen R. Butler*

Attorney-in-Fact for John C. Butler, Jr.*

Attorney-in-Fact for Clara T. Rankin Williams*

Attorney-in-Fact for David B. Williams*

Attorney-in-Fact for Thomas T. Rankin*

Attorney-in-Fact for Corbin K. Rankin *

Attorney-in-Fact for Matthew M. Rankin*

Attorney-in-Fact for Elizabeth B. Rankin*

Attorney-in-Fact for James T. Rankin*

Attorney-in-Fact for Lynne T. Rankin*

Attorney-in-Fact for Thomas Parker Rankin*

Attorney-in-Fact for Claiborne R. Rankin*

Attorney-in-Fact for Chloe O. Rankin*

Attorney-in-Fact for Chloe R. Seelbach*

Attorney-in-Fact for Scott W. Seelbach*

Attorney-in-Fact for Claiborne R. Rankin, Jr.*

Attorney-in-Fact for Julia Rankin Kuipers*

Attorney-in-Fact for Roger F. Rankin*

Attorney-in-Fact for Alison A. Rankin *

Attorney-in-Fact for Alison A. Rankin, as trustee fbo A. Farnham Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor*

Attorney-in-Fact for Alison A. Rankin, as trustee fbo Elisabeth M. Rankin under Irrevocable Trust No. 1, dated December 18, 1997, with Roger Rankin, Grantor*

CUSIP No. 40701LT 203	Schedule 13D	Page 71 of 72 Pages

Attorney-in Fact for Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of A. Farnham Rankin*

Attorney-in-Fact for Alison A. Rankin as Trustee under Irrevocable Trust No. 2, dated September 11, 2000, for the benefit of Elisabeth M. Rankin*

Attorney-in-Fact for 2012 Alison A. Rankin Trust*

Attorney-in-Fact for 2012 Chloe O. Rankin Trust*

Attorney-in-Fact for 2012 Corbin K. Rankin Trust*

Attorney-in-Fact for 2012 Helen R. Butler Trust*

Attorney-in-Fact for 2012 Clara R. Williams Trust*

Attorney-in-Fact for BTR 2012 GST Trust for Helen R. Butler*

Attorney-in-Fact for BTR 2012 GST Trust for Clara R. Williams*

Attorney-in-Fact for BTR 2012 GST Trust for Matthew M. Rankin*

Attorney-in-Fact for BTR 2012 GST Trust for James T. Rankin*

Attorney-in-Fact for BTR 2012 GST Trust for Thomas P. Rankin GST Trust*

Attorney-in-Fact for BTR 2012 GST Trust for Chloe R. Seelbach*

Attorney-in-Fact for BTR 2012 GST Trust for Claiborne R. Rankin, Jr.*

Attorney-in-Fact for BTR 2012 GST Trust for Julia R. Kuipers*

Attorney-in-Fact for BTR 2012 GST Trust for Anne F. Rankin*

Attorney-in-Fact for BTR 2012 GST Trust for Elisabeth M. Rankin*

Attorney-in-Fact for BTR 2020 GST Trust for Helen R. Butler*

Attorney-in-Fact for BTR 2020 GST Trust for Clara R. Williams*

Attorney-in-Fact for BTR 2020 GST Trust for Matthew M. Rankin*

Attorney-in-Fact for BTR 2020 GST Trust for James T. Rankin*

Attorney-in-Fact for BTR 2020 GST Trust for Thomas P. K. Rankin*

Attorney-in-Fact for BTR 2020 GST Trust for Chloe R. Seelbach*

Attorney-in-Fact for BTR 2020 GST Trust for Claiborne R. Rankin, Jr.*

Attorney-in-Fact for BTR 2020 GST Trust for Julia R. Kuipers*

Attorney-in-Fact for BTR 2020 GST Trust for Anne F. Rankin*

Attorney-in-Fact for BTR 2020 GST Trust for Elisabeth M. Rankin*

Attorney-in-Fact for HRB 2020 GST Trust for Clara R. Butler*

Attorney-in-Fact for HRB 2020 GST Trust for Griffin B. Butler*

CUSIP No. 40701LT 203	Schedule 13D	Page 72 of 72 Pages

Attorney-in-Fact for JCB 2020 GST Trust for Clara R. Butler*

Attorney-in-Fact for JCB 2020 GST Trust for Griffin B. Butler*

Attorney-in-Fact for CRW 2020 GST Trust for Margo J. V. Williams*

Attorney-in-Fact for CRW 2020 GST Trust for Helen C. Williams*

*	The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 1 hereto.